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                                                                    EXHIBIT 23.8

                                                                   April 3, 1997



Wellsford Residential Property Trust
610 Fifth Avenue
New York, New York  10020

Dear Sirs:

          We hereby consent to the use of our opinion letter dated January 16, 1997 to the Board of Directors of Wellsford Residential Property Trust included as Appendix D to the Joint proxy Statement/Prospectus/Information Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Wellsford Residential Property Trust with Equity Residential Properties Trust, and to the references to such opinion in such Joint Proxy Statement/Prospectus/Information Statement under the captions "Summary-Reasons for the Merger; Recommendations of the Board of Trustees," "Summary-Opinions of Financial Advisors," "The Merger-Background of the Merger," "The Merger-Reasons for the Merger; Recommendation of the Wellsford Board of Trustees" and "The Merger-Opinion of Financial Advisor-Wellsford." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED


                                    By: /s/ Kurt Simon
                                        -------------------------
                                         Vice President
                                         Investment Banking Group